Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is made and entered into as of the Agreement Date (as defined in Section 13 below) by and between Plug Power Inc. (“Employer”) and David A. Neumann (“Employee”).

A. Employee has resigned from his positions as an employee and officer of Employer as of June 30, 2006 (the “Termination Date”).

B. Employee currently holds (i) options to acquire 116,979 shares of Employer’s common stock, of which 60,312 are vested (the “Vested Options”) and 56,667 are unvested (the “Unvested Options”) as of the Termination Date and (ii) a restricted stock award for 21,000 shares of Employer’s common stock, none of which are vested as of the Termination Date (the “Unvested Restricted Stock”).

C. Employee and Employer have agreed to enter into this Agreement to describe their respective rights and obligations from and after the Termination Date.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Termination.

(a) The parties hereto agree that Employee’s employment with Employer shall cease effective as of the Termination Date. Effective as of the Termination Date, the Employee further resigns from any and all offices or other positions he holds with Employer and Employer’s affiliates or benefits plans.

(b) Employee will be entitled to receive his salary and participate in the Employer’s employee benefits plans through the Termination Date.

(c) On the first regular payroll date following the Termination Date, Employer will pay Employee for all accrued but unpaid salary and accrued but unused vacation time. Except as provided hereinbelow, Employee’s rights to participate in Employer’s employee benefits plans and perquisites will terminate on or after the Termination Date in accordance with the terms of such plans or perquisites.

2. Separation Payments and Benefits. In consideration of Employee’s agreements hereunder, and subject to Section 6 below, Employer will provide Employee, on the later of the Termination Date or the Agreement Date (the “Effective Date”), or such later date as is specified below, with the following separation payments and benefits:

(a) A lump sum payment equal to $192,250 (the “Severance Payment”). The Severance Payment will be paid to Employee on January 2, 2007 (the “Severance Payment Date”).

(b) Acceleration of vesting in all remaining Unvested Options and Unvested Restricted Stock.

(c) An extension, until 24 months following the Termination Date, in which to exercise any Vested Options, including those described in Section 2(b) above, with respect to which the exercise price is equal to or greater than the fair market value of Employer’s common stock as of the Effective Date. An extension, until December 31, 2006, in which to exercise any Vested Options, including those described in Section 2(b) above, with respect to which the exercise price is less than the fair market value of Employer’s common stock as of the Effective Date. The fair market value of Employer’s common stock as of the Effective Date shall equal the closing sale price of Employer’s common stock on the NASDAQ National Market on the Effective Date, or if the Effective Date is not a trading day, the immediately preceding trading day.

(d) A grant of 15,000 shares of unrestricted common stock under the Plug Power Inc. 1999 Stock Option and Incentive Plan in respect of past services and for the consideration received by Employer pursuant to this Agreement. This grant shall be made on the Severance Payment Date.

(e) Continuation for a period of 12 months following the Termination Date of Employee’s group health, dental and life insurance coverage in effect on the Termination Date as if Employee remained an active employee; provided that if such coverage may not be continued under Employer’s current health, dental and life insurance policies without amending such policies or increasing Employer’s payments made for such coverage, then (i) with respect to health or dental insurance, Employer shall notify Employee in advance of the Termination Date of such fact, Employee will elect COBRA coverage and Employer will pay all COBRA premiums (less the amount Employee would have been required to pay for such insurance if he had remained as an active employee) on behalf of Employee and (ii) with respect to life insurance, Employer shall pay Employee, on the Severance Payment Date, an amount equal to the premiums Employer would have paid for such life insurance had Employee remained as an active employee for twelve months after the Termination Date.

3. Post-Termination Consulting.

(a) Employee hereby agrees to provide non-exclusive consulting services to Employer from the Termination Date through December 31, 2006 (the “Consulting Period”).

(b) As a consultant to Employer, Employee agrees upon request from Employer to assist with respect to transitional matters that may arise in connection with termination of Employee’s employment, to respond to requests for assistance or information concerning business matters with which Employee became familiar while employed, and to provide assistance with respect to the preparation of the Employer’s financial statements and

Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2006 and September 30, 2006 and related matters (the “Consulting Services”); provided, however, that Employer shall not request Employee to provide more than 80 hours per month during July and August 2006 or more than 10 hours per month during any other month.

(c) It is intended and agreed by and between the parties that while providing Consulting Services, Employee is, and shall at all times be and remain, an independent contractor. Employee understands and agrees that during the Consulting Period, Employee is not an employee of Employer and shall not be treated as an employee for any purpose. Employee understands and agrees that as an independent contractor, Employee is required to pay and is solely liable for, all applicable taxes, including, without limitation, federal income tax and state income tax on remuneration Employee receives in exchange for the Consulting Services and Employee may be required to pay quarterly estimated income taxes. For each of July and August, Employer shall pay Employee a monthly retainer of $20,000 for provision of Consulting Services. For each subsequent month, Employer shall pay Employee a monthly retainer of $2,500 for provision of Consulting Services. The retainer for each month will be paid to Employee within one week of the first day of such month. Employer shall promptly reimburse Employee for all reasonable disbursements incurred by Employee in connection with providing Consulting Services, subject to approval and documentation in accordance with applicable policies as may be in effect from time to time. Nothing in this Agreement or otherwise shall be construed as identifying Employee as an employee, agent or legal representative of any of Employer during the Consulting Period for any purpose whatsoever. Employee will not be authorized to transact business, incur obligations, sell goods, receive payments, solicit orders or assign or create any obligation of any kind, express or implied, on behalf of any of Employer, or to bind in any way whatsoever, or to make any promise, warranty or representation on behalf of any of Employer with respect to any matter, except as expressly authorized in writing by Employer. Employee shall not use any of Employer’s trade names, trademarks, service names or servicemarks without the prior written approval of Employer.

During the Consulting Period, Employee shall be free to pursue other business opportunities or employment (except to the extent that such other business opportunities or employment violates Employee’s obligations hereunder); provided, however, that Employee shall remain available to provide and shall provide, on reasonable notice, Consulting Services to Employer.

4. General Release.

(a) Employee, for himself, his agents, legal representatives, assigns, heirs, distributees, devisees, legatees, administrators, personal representatives and executors (collectively, the “Releasing Parties”), hereby release and discharge Employer and its present and past subsidiaries and affiliates, its and their respective successors and assigns, and the present and past shareholders, officers, directors, employees, agents and representatives of each of the foregoing (collectively, the “Released Parties”), from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever, whether known or unknown, from the beginning of the world to the date Employee signs this Agreement, including, without limitation, any claims arising out of or relating to Employee’s employment with and termination of employment from Employer, any claims for discrimination or retaliation under any federal, state or local fair employment practices laws, including, Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Family and Medical Leave Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the New York State Human Rights Law (Article 15 of the New York State Executive Law), and any claims under any tort or contract (express or implied) theory, and any of the claims, matters and issues which could have been asserted by the Releasing Parties against the Released Parties in any legal, administrative or other proceeding in any jurisdiction, provided that the Releasing Parties do not release potential claims for failure of the Released Parties to comply with the terms of this Agreement and applicable law relating to Employee’s benefits, including without limitation, vested balances in the Employer’s Section 401(k) retirement savings plan.

(b) Employee further agrees not to assert any claim released hereby against any Released Party in any lawsuit and shall not seek or accept any damages or relief with respect to any claims released by the language above.

(c) Nothing contained in this Agreement shall be construed as an admission of wrongdoing or liability whatsoever by any Released Party against Employee.

5. Restrictive Covenants.

(a) Employee acknowledges that, during his employment, Employee learned of and had access to confidential information regarding Employer, including without limitation confidential or secret plans, programs, documents, agreements, formulae, models or other material relating to the business, services or activities of Employer and trade secrets, market reports, customer investigations, customer lists and other similar information that is proprietary information of Employer (collectively referred to as “Confidential Information”). Employee acknowledges that such Confidential Information is a special, valuable and unique asset of Employer. Employee acknowledges that all records, files, materials and Confidential Information obtained by Employee are confidential and proprietary and shall remain the exclusive property of Employer. Employee shall not at any time, for any reason, except for the benefit of Employer, use for his own benefit or the benefit of any person or entity with which he may be associated or, subject to the following sentence, disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of the Chief Executive Officer of Employer. Notwithstanding the foregoing, the Employee may disclose such information if such disclosure is required by law or applicable court order or directive from any other tribunal and then only with as much prior written notice to Employer as is practical under the circumstances. Notwithstanding anything contained herein to the contrary, Confidential Information shall not include any information known to the Employee prior to his employment with Employer, any information in the public domain and any information recognized as standard industry practice.

(b) Employee will promptly deliver to Employer all documents and materials in his possession of any nature pertaining to Employer which contain any such information and Employee will not take with him any documents or materials or copies thereof containing any such information except those documents and material which are relevant to his position for protecting the terms of this Agreement. Employer and Employee agree that the terms of this Agreement shall be maintained as confidential thereby, and that neither party shall disclose the terms hereof, except to their respective attorneys, accountants (who shall not themselves disclose the terms hereof) and advisors and as required by applicable law or applicable court order. Notwithstanding the foregoing sentence, Employee may disclose the terms of Section 5 hereof, or any part thereof, to an employer or potential employer, business partner or prospective business partner.

(c) Employee and Employer acknowledge that Employer, at considerable expense, has developed valuable goodwill, going concern value, customer and client relationships and confidential information that are valuable property rights of Employer and that Employee’s position with Employer is such that Employee has had access to and knowledge concerning such rights which, if used for other than the benefit of Employer, could significantly injure Employer. Accordingly, Employee covenants that, through one (1) year following the Termination Date (the “Restricted Period”), Employee shall not, directly or indirectly, individually or on behalf of any other person, without the prior express written consent of Employer, work for, consult with, provide any services to or provide information to any firm, entity or person in the business of manufacturing PEM fuel cells for any application or fuel reforming processing systems designed for automotive or distributed generating applications.

(d) Employee agrees that, during the Restricted Period, Employee will not knowingly, directly or indirectly, solicit any person who is employed or retained by Employer, to terminate such person’s employment or retention by Employer or its affiliates for the purpose of becoming employed or retained by Employee or any other person.

(e) Employee covenants and agrees not to take any action or make any statement that may reasonably be construed as detrimental to Employer or its personnel or publish any communication that may reasonably be construed to be disparaging of the Employer, its business practices or personnel.

(f) Employee acknowledges and agrees that he continues to be bound by the terms of the Plug Power LLC Employee Patent and Confidential Information Agreement he entered into with Employer’s predecessor on December 22, 1997.

(g) Employee covenants, agrees and recognizes that because the breach or threatened breach of any of the covenants and agreements set forth in this Section 5 will result in immediate and irreparable injury to Employer, Employer shall be entitled to an injunction restraining Employee from any violation of this Section 5 to the fullest extent allowed by law. Employee further covenants, agrees and recognizes that in the event of a violation of any of the covenants and agreements set forth in this Section 5, Employer shall be entitled to receive all such amounts to which Employer would be entitled as damages under law or at equity.

(h) Employee expressly acknowledges and agrees that (i) the covenants and agreements set forth in this Section 5 are reasonable and are necessary to protect the legitimate business and competitive interests of Employer and (ii) each of the covenants and agreements set forth in this Section 5 is separately and independently given, and each such covenant and agreement is intended to be enforceable separately and independently of the other such covenants and agreements, including without limitation enforcement by injunction. In the event that any provision or portion of a provision of this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration, or for any other reason, then the court may amend or modify that provision or portion of a provision to the extent necessary to render it enforceable or, if not susceptible to amendment or modification, strike only that provision or portion of a provision as is determined to be void or invalid from this Agreement, and this Agreement shall remain in full force and effect in all other respects.

6. Voluntary Agreement. Employee acknowledges and states that he has read this Agreement, that he has had opportunity to, and has been advised, orally and in writing hereby, to consult with legal counsel prior to executing this Agreement, that he understands the legal effect and binding nature of this Agreement and that he is acting voluntarily and with full knowledge of his actions in executing this Agreement.

7. Taxes. The Employer shall undertake such tax withholding and reporting as it deems applicable in respect of the payments and benefits set forth herein. All payments and benefits provided to Employee under this Agreement shall be reduced by any withholding Employer determines are required. The Employee expressly agrees that he is solely responsible for all tax liabilities and consequences to him, which may result from his receipt of money or benefits under this Agreement, and he agrees that the Employer shall bear absolutely no responsibility for such liabilities or consequences. The Employee indemnifies and holds the Employer harmless from any such tax liabilities or consequences. Further, the Employee agrees that, except as stated herein, the Employer shall not be required to pay any further sum to him as part of this settlement, for any reason, including, but not limited to whether the tax liabilities and consequences to him are ultimately assessed in a fashion he does not presently anticipate.

8. Governing Law. This Agreement and any dispute or controversy arising out of the actions contemplated by this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to its conflict or choice of law provisions that would apply the law of any other jurisdiction.

9. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provisions of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this Agreement. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement constitutes the entire agreement among the parties hereto regarding the subject matter hereof; provided that except as expressly modified herein, this Agreement shall not supersede the Plan or other terms and conditions pursuant to which Employer granted options and shares of restricted stock to Employee. This Agreement shall supersede, among other things, the Executive Severance Agreement, dated as of January 20, 2004, by and between Employer and Employee. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns.

10. Legal Expenses. In the event of a breach of this Agreement by either party, including a failure to timely pay all sums due to Employee, the successful party in any action brought to seek remedy for the alleged breach shall be entitled to reimbursement for all of his or its legal expenses incurred, including all reasonable legal fees and disbursements.

11. Arbitration. Except for equitable actions in a court of competent jurisdiction to enforce Section 5 herein, in the event of a dispute under this Agreement, the same shall be submitted to binding arbitration in Albany, New York to be conducted before the American Arbitration Association (“AAA”) and the award of the arbitrator(s) shall be binding and enforceable and may be entered in any court of competent jurisdiction. All the parties irrevocably consent to the jurisdiction of the federal and state courts situated in the State of New York, County of Albany, in connection with a dispute under this Agreement and all the parties hereto waive any claim that such tribunal is an inconvenient forum. In the event that an arbitration proceeding is brought by any party to enforce the terms hereof each party to such arbitration shall bear its own costs and fees relating thereto, except as provided in Section 10 above.

12. Death/Disability. In the event of the death or disability of Employee at any time the obligations of Employer, including the obligations to make timely payments to Employee or his heirs, successors or assigns shall not be affected in any way but shall remain binding obligations hereunder.

13. REVIEW/REVOCATION. EMPLOYEE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT. EMPLOYEE UNDERSTANDS THAT IF HE DOES NOT SIGN AND RETURN THIS AGREEMENT TO THE UNDERSIGNED REPRESENTATIVE OF EMPLOYER WITHIN TWENTY-ONE (21) DAYS, THE OFFER OF THIS AGREEMENT WILL EXPIRE. EMPLOYEE HAS SEVEN (7) DAYS FROM THE DATE HE SIGNS THIS AGREEMENT TO REVOKE HIS ACCEPTANCE. TO REVOKE, EMPLOYEE MUST DELIVER A WRITTEN NOTICE OF REVOCATION TO THE UNDERSIGNED WITHIN SEVEN (7) DAYS AFTER HE SIGNS THIS AGREEMENT. THIS AGREEMENT WILL NOT BECOME EFFECTIVE UNTIL THE DATE ON WHICH THAT SEVEN DAY REVOCATION PERIOD EXPIRES (THE “AGREEMENT DATE”).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYEE	PLUG POWER INC.

/s/ David A. Newmann		/s/ Roger B. Saillant
David A. Neumann	Name:	Roger B. Saillant
	Title:	President and CEO

Date: May 25, 2006	Date:	May 25, 2006